As filed with the Securities and Exchange Commission on October 10, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

MINNESOTA	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin G.S. Fowke III Chairman of the Board, President and Chief Executive Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500	Teresa S. Madden Senior Vice President and Chief Financial Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:

Scott M. Wilensky
Senior Vice President and General Counsel
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500
______________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
______________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Unit (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (2)(3)
Common stock, par value $2.50 per share	18,268,558	$27.30	$498,640,291	$68,015

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown, such additional number of shares of common stock as are required by the Xcel Energy Inc. Dividend Reinvestment and Stock Purchase Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)	In accordance with Rule 415(a)(6) under the Securities Act, this registration statement includes 18,268,558 shares of common stock, and the related filing fees of $30,388.00, that were previously registered, but were not sold, pursuant to Registration Statement No. 333-170041 (the “Prior Registration Statement”), filed on October 20, 2010. Pursuant to Rule 415(a)(6), no additional filing fee is required in connection with such 18,268,558 shares of common stock as no additional shares of common stock are being registered for the first time pursuant to this registration statement. In accordance with Rule 415(a)(6), the offering of securities registered under the Prior Registration Statement will be terminated as of the date of effectiveness of this registration statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock on October 8, 2013 as reported on the New York Stock Exchange.

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Dividend Reinvestment and Stock Purchase Plan
Common Stock
($2.50 par value)

This prospectus describes our Dividend Reinvestment and Stock Purchase Plan. The Plan provides a convenient and economical way for our shareholders and other investors to purchase shares of our common stock and to reinvest cash dividends in additional shares of our common stock. You should read this prospectus carefully before you invest and retain it for future reference.

Participation in the Plan is entirely voluntary and you may discontinue your participation at any time. This Plan amends and restates our existing Dividend Reinvestment and Cash Payment Plan. If you already participate in that plan, you will be automatically enrolled in this amended Plan unless you notify us otherwise.

•	If you are not already a shareholder, you may become a participant in the Plan by submitting an Account Authorization Form to the Plan Administrator, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., and making an initial cash investment in our common stock of at least $250 (which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25) and up to a maximum of $15,000.

•	If you are a registered holder of our common stock and participate in the Plan, you may purchase additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on your shares of stock, or by making optional cash investments of at least $25 and up to a maximum of $15,000 per month.

•	If you are a beneficial owner of shares held by a broker or other custodial institution for your account, you may participate in the Plan if your broker has established procedures that permit its customers to participate in plans such as ours.

The purchase price for shares of our common stock purchased directly from us for dividend reinvestments or optional cash investments will be the average of the high and low sale price per share of our common stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the last day on which our common stock was traded before the investment date. The purchase price for shares of our common stock purchased by the Plan Administrator on the open market will be the weighted average price (including any per share fees) of all shares purchased by the Plan Administrator for Plan participants on the relevant investment date.

This prospectus relates to 18,268,558 shares of our common stock registered for sale under the Plan. Our common stock is traded on the New York Stock Exchange under the trading symbol “XEL.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2013

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
i

RISK FACTORS

Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties and any cautionary language or other information incorporated by reference in this prospectus, including the information in Item 1A., “Risk Factors,” in our most recent Annual Report on Form 10-K, as supplemented by the information in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K. The risks described in those reports are those that we consider to be the most significant to your decision whether to invest in shares of our common stock through the Plan. If any of the events described therein occurs, our business, financial condition or results of operations could be materially harmed. In addition, there are risks associated with participation in the Plan, as described below.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.

You will not be able to direct the specific time or price at which your shares are sold under the Plan.

If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

XCEL ENERGY INC.

We are a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation, which provides electric utility service to approximately 1.4 million customers and natural gas utility service to approximately 0.5 million customers in Minnesota, North Dakota and South Dakota; (ii) Northern States Power Company, a Wisconsin corporation, which provides electric utility service to approximately 251,000 customers and natural gas utility service to approximately 108,000 customers in northwestern Wisconsin and the western portion of the Upper Peninsula of Michigan; (iii) Public Service Company of Colorado, a Colorado corporation, which provides electric utility service to approximately 1.4 million customers and natural gas utility service to approximately 1.3 million customers in Colorado; and (iv) Southwestern Public Service Company, a New Mexico corporation, which provides electric utility service to approximately 381,000 retail customers in Texas and New Mexico.

We were incorporated in 1909 under the laws of Minnesota. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500. Our web site is http://www.xcelenergy.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus (including any information we include or incorporate into this prospectus and in an accompanying prospectus supplement) contains statements that are not historical facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express or discuss expectations, beliefs, plans, strategies, objectives, assumptions, or future events or performance (often, but not always, through the use of words or phrases such as “will,” “will likely result,” “will continue,” “anticipate,” “aim,” “believe,” “expect,” “could,” “should,” “estimate,” “may,” “plan,” “potential,” “projection,” “target,” “outlook,” “predict,” “project” and “intend” or words of similar meaning) are forward-looking. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those contained or implied in the forward-looking statements. Accordingly, information regarding important risks, uncertainties, assumptions and other factors that could cause our future financial and operating performance to differ materially from that described in our forward-looking statements is available in our annual report on Form 10-K for the year ended December 31, 2012, and subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” later in this prospectus for information on how to obtain a copy of our annual report and other reports. You should consider these risks, uncertainties, assumptions and other factors when considering any forward-looking statement, and should not unduly rely on any forward-looking statements.

It is intended that these forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events.

DESCRIPTION OF THE PLAN

Purpose

The primary purpose of the Plan is to provide our common shareholders as well as new investors with a convenient and economical method of purchasing our common stock. Once enrolled in the Plan, you may reinvest cash dividends and, through optional cash payments, purchase additional shares of common stock from time to time or at regular intervals. Although we expect the Plan to appeal to many shareholders, it is entirely optional. A secondary purpose of the Plan is to enable us to raise additional capital by selling newly issued shares of our common stock under the Plan.

Advantages of Plan Participation

Participation in the Plan will enable you to:

•	Make an initial investment in shares of our common stock through the Plan if you are not already a shareholder, with an initial cash investment of at least $250, which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25, and not more than $15,000.

•	Invest in additional shares of our common stock if you are already a holder of our common stock by making optional cash investments at any time of at least $25 and not more than $15,000 per month.

•	Choose to have cash dividends on some or all of your shares of our common stock held in the Plan automatically reinvested in shares of our common stock, or choose to forego automatic reinvestment.

•	Continue to receive cash dividends on any shares of our common stock held in the Plan that you have not chosen to reinvest in additional shares of our common stock.

•	Make investments in additional shares of our common stock by automatic withdrawal.

•	Deposit all of your common stock certificates with the Plan administrator for safekeeping, thereby reducing your risk of loss of physical certificates.

•	Have full investment of your funds under the Plan because the Plan permits your account to be credited with both whole and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

•	Sell or make gifts of shares of our common stock held in the Plan.

•	Receive notices of Plan transactions and periodic statements of Plan activity.

Administration

Plan Administrator. Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., (or a successor thereto) will serve as the Plan Administrator, and will purchase shares of our common stock for participants in the Plan, serve as custodian for shares on deposit in the Plan, keep records, send statements of account to Participants and perform other duties relating to the Plan. Shares of our common stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each participant in the Plan. Wells Fargo Shareowner Services also serves as transfer agent, registrar and dividend paying agent for our common stock.

Contacting the Plan Administrator. For inquiries and requests for service regarding the Plan, including optional cash investments, sales, transfers, deposits or withdrawals, or to provide notices to the Plan Administrator, you may contact the Plan Administrator as follows:

By telephone:	Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

1-877-778-6786 toll-free from the United States

1-651-450-4064 from outside the United States

In writing:	Please send your inquiry, request or notice to one of the following addresses:
Certified/Overnight Mail:
Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
P.O. Box 64856 St. Paul, MN 55164-0856	1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120

Please be sure to include “Xcel Energy”, your Plan account number and your name and address in your letter.

On the Internet:	www.shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to www.shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to www.shareowneronline.com
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select Xcel Energy
4.	Under New Investors, select Invest Now
5.	Follow instructions on the Buy Shares

Electronic Communications. In order to promote cost efficiency and to minimize the impact of paper on the environment, we actively encourage Plan participants to access their accounts electronically through the Plan Administrator’s web site, www.shareowneronline.com, and to enroll in eDelivery of account statements, tax documents and company communications. Online access to your Plan account will require a Username and password which you can establish on the Plan Administrator’s web site, www.shareowneronline.com.

Notices to You. The Plan Administrator will send all notices and other communications to you at your last known address on file with the Plan Administrator. You should notify the Plan Administrator promptly, in writing, of any change in address.

Use of Broker/Dealer. The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, to effect open market purchases and sales of shares of our common stock for Plan participants. The Plan Administrator has selected Wells Fargo Investments, LLC as the registered broker/dealer to handle the purchases and sales of common stock on behalf of Plan participants. The broker/dealer will receive fees and commissions for effecting such transactions. From time to time we may change the amount of fees charged to Plan participants. If there is any change in the broker/dealer utilized to effect share transactions under the Plan, the Plan Administrator will furnish you with the name of the new broker/dealer upon written request from you.

Eligibility to Participate

You may participate in the Plan if you are:

•	a current shareholder of record of our common stock (shares are registered in your name with our transfer agent);

•	a new investor who is a person or legal entity residing in the United States; or

•	a new investor who is a citizen or resident of a country other than the United States, if there are no laws or governmental regulations that would prohibit you from participating in the Plan, or that would affect the terms of the Plan.

If you are a beneficial owner of shares of our common stock held by a broker or other custodial institution for your account, you may participate in the Plan only if your broker or custodian has established procedures that permit its customers to participate in plans such as the Plan, or if you become a shareholder of record of our stock. You can become a shareholder of record by transferring one or more of the shares of our stock from your brokerage or custodial account into your name, or by enrolling in the Plan as a new investor. We reserve the right to deny, modify, suspend or terminate participation by any person or entity.

Joining the Plan

If you are eligible to participate in the Plan, you may join the Plan at any time. Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or we terminate your participation in the Plan. If you are currently a participant in our existing Dividend Reinvestment and Cash Payment Plan, you are automatically enrolled in the amended Plan.

The steps you must take to join the Plan vary depending upon whether you are already a registered holder of shares of our common stock:

•	If you already own our common stock and the shares are registered in your name, you must complete and submit an Account Authorization Form online at the Plan Administrator’s website, www.shareowneronline.com, or complete an Account Authorization Form and mail it to the Plan Administrator. The Account Authorization Form is available on the Plan Administrator’s website, www.shareowneronline.com, or may be obtained at any time by contacting the Plan Administrator at 1-877-778-6786 (or 1-651-450-4064 if calling from outside of the United States). The Account Authorization Form allows you to indicate how you wish to participate in the Plan.

•	If you do not currently own any of our common stock, you may join the Plan if you make an initial cash investment of at least $250, which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25. You must complete and submit an Account Authorization Form in the manner described in the previous paragraph, and make your required initial investment by one of the methods described below under the caption “Optional Investments.” The maximum initial investment is $15,000.

•	If you currently own our common stock but the shares are held in a brokerage or other custodial institution account, you can participate directly in the Plan by coordinating your participation in the Plan through the broker or other intermediary in whose name your shares are held (if your broker or other intermediary has procedures that permit such participation), by directing your broker or other intermediary to register some or all of your shares directly in your name with our transfer agent and then enrolling in the Plan as described in the first bullet point, or by enrolling in the Plan as a new investor as described in the second bullet point.

Dividend Reinvestment

Reinvestment Options. When you enroll in the Plan, you must indicate on the Account Authorization Form which of the following three options regarding cash dividends on our common stock you choose:

•	Full Dividend Reinvestment: Dividends on all shares of our common stock registered in your name will be reinvested in additional shares of our common stock. You will also be entitled to invest optional cash payments in additional common shares.

•	Partial Dividend Reinvestment: By designating the number of shares registered in your name on which dividends are to be reinvested, you can cause the dividends on the designated shares to be reinvested in additional shares of our common stock. You will receive cash dividends on the balance of your shares and will also be entitled to invest optional cash payments in additional common shares.

•	No Dividend Reinvestment: None of the dividends on shares registered in your name will be reinvested in shares of our common stock, but will instead be paid in cash to you. Your participation in the Plan under this option will be limited to making optional cash investments in shares of our common stock.

If you do not specify a dividend reinvestment option when you enroll, your Plan account will be automatically set up for the full dividend reinvestment option.

Dividend Reinvestment Dates. Dividends will be reinvested in additional shares of our common stock on the regular dividend payment dates (each of which is an “investment date” for reinvested dividends), or as soon as practicable thereafter. Our normal dividend payment dates are January 20, April 20, July 20 and October 20.

Initial Dividend Option Selection. If an Account Authorization Form specifying “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” is properly completed and received by the Plan Administrator in sufficient time to process prior to the dividend record date of a particular dividend, then reinvestment of the designated dividends will commence with that dividend payment. Otherwise, reinvestment of dividends will begin with the following dividend payment.

Change in Dividend Option Selection. You may change your dividend reinvestment option at any time by notifying the Plan Administrator in writing or online at www.shareowneronline.com. The Plan Administrator must receive notice of your change in dividend reinvestment option in sufficient time to process prior to the dividend record date of a particular dividend for the change to be effective in connection with that dividend.

Payment of Cash Dividends. If you choose partial dividend reinvestment or no dividend reinvestment, you can have your cash dividends deposited directly into your bank account, instead of receiving a check by mail. To have your cash dividends deposited electronically, you must request an authorization for electronic direct deposit form or enroll online at www.shareowneronline.com. You should allow 15 days from the date of the Plan Administrator’s receipt of the completed form or online request for the direct deposit to be established. You also may change your designated bank account for direct deposit or discontinue this feature by notifying the Plan Administrator in writing or online at www.shareowneronline.com.

Optional Investments

Maximum and Minimum Investment Amounts. If you are a participant in the Plan, you may purchase additional shares of our common stock at any time by using the Plan’s optional cash investment feature, regardless of whether you have chosen to reinvest dividends. Optional cash investments may not be less than $25 and not more than $15,000 per month. Dividend amounts reinvested in additional shares and share certificates deposited in the Plan for safekeeping do not count toward the $15,000 per month limit.

If you are not already a Plan participant at the time you wish to make an optional cash investment, you must enroll in the Plan in connection with that investment. Your initial cash investment must be at least $250, which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25, and may not exceed $15,000.

We reserve the right to waive the $15,000 limit on initial and monthly optional cash investments upon request by an investor, but it shall be entirely within our discretion as to whether and under what circumstances any request for such a waiver will be approved. If you wish to request such a waiver, or have questions about the waiver process, you should contact Xcel Energy by calling 612-215-5391.

Investment Dates. Optional cash investments received by the Plan Administrator are invested in shares of our common stock weekly on Friday or, if that day is not a business day, on the next business day (each of which is an “investment date” for optional cash investments) or as soon as practicable thereafter. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day. Shares purchased will be credited to your Plan account on each investment date or as soon as practicable thereafter. Optional cash investments received on or before 5:00 pm Central Time the business day preceding a given investment date will be invested on that investment date. Optional cash payments received on or after that time will be held by the Plan Administrator until the next investment date. We recommend that optional cash payments be sent so as to be received shortly before an investment date since no interest will be paid on cash held pending an investment date.

Under the Plan, you may elect to have monthly optional cash investments automatically deducted by automatic withdrawal from your checking or savings account at any qualified U.S. or Canadian financial institution that participates in the automated clearing house. These automatic monthly deductions are made on the 25th of each month, or if such date is not a business day, the deduction will be made on the preceding business day. Funds so deducted will be invested as provided in the previous paragraph.

Participants should be aware that the share price may fluctuate between the time your purchase request is received by the Plan Administrator and the time the investment is made. The Plan Administrator may, at its own discretion, accept written requests to revoke purchase instructions if requests are received at least two business days prior to the investment date.

Payment Options. You have the following three payment options when making optional cash investments. In each case, necessary funds must be drawn in U.S. dollars from an account with a U.S. or Canadian financial institution.

•	By Check: You may send the Plan Administrator a check made payable to “Wells Fargo Shareowner Services.” To make an initial investment by check at the time you join the Plan, you should enclose your check with your Account Authorization Form and mail it to the Plan Administrator at the address indicated above under the caption “Administration.” To make a payment by check when you are already a Plan participant, you should mail the tear-off portion of your Plan account statement along with your check to the Plan Administrator. Cash, third party checks, money orders, travelers checks and checks not drawn on a U.S. or Canadian financial institution or not in U.S. dollars will not be accepted and will be returned to the sender.

•	By Online Investment: You may make optional cash investments online through the Plan Administrator’s website at www.shareowneronline.com. To purchase shares of our common stock online, you must authorize the withdrawal of funds from your bank checking or savings account by automatic withdrawal. You can authorize an automatic withdrawal from your bank checking or savings account by completing and submitting to the Plan Administrator a direct debit authorization form or by providing the authorization online at www.shareowneronline.com. You may make an initial investment online at the time you join the Plan in connection with an online enrollment.

•	By Automatic Withdrawal from Your Bank Account: If you wish to make regular monthly investments without writing checks, including in connection with your enrollment in the Plan, you can authorize an automatic monthly automatic withdrawal from your bank checking or savings account by completing and submitting to the Plan Administrator a direct debit authorization form or by providing the authorization online at www.shareowneronline.com. Funds will be deducted from your account on the 25th day of each month (or, if that day is not a business day, on the preceding business day). You should allow three to four weeks for your first automatic withdrawal to be initiated. You may change or terminate your automatic withdrawal authorization online or by written notice to the Plan Administrator at least 15 business days before the next scheduled cash withdrawal. It is your responsibility to immediately notify the Plan Administrator of any changes in automatic withdrawal information as it relates to your authorized monthly deduction.

Insufficient Funds. A fee in the amount shown in the fee table under “— Investment Summary and Participation and Transaction Fees” will be assessed if any check is returned unpaid, or if an automatic withdrawal from your bank account fails due to insufficient funds. In addition, the Plan Administrator will immediately remove any shares already credited to your Plan account in anticipation of receiving those funds. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance plus the return fee. The sale of such shares may, in some cases, yield an amount greater than that required to recover in full the uncollected balance plus the return fee. If this occurs, an amount in excess will be remitted to you.

Purchase of Shares

Source of Shares. We have the sole discretion to determine whether shares purchased under the Plan will come from the authorized and unissued shares of our common stock or shares purchased on the open market by the Plan Administrator. We will not change our determination as to the source of the shares more than once in any three month period.

Pricing of Shares Purchased from Us. The price at which authorized and unissued shares of our common stock will be purchased from us will be the average of the high and low price per share paid on the last day on which our common stock was traded preceding the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association.

Pricing of Shares Purchased in the Market. The price at which shares of our common stock purchased by the Plan Administrator on the open market will be deemed to have been acquired will be the weighted average price (including any per share fees) of all shares purchased by the Plan Administrator for Plan participants for the relevant investment date. The Plan Administrator may purchase shares in the open market or in negotiated transactions as soon as practicable (but in no event more than 15 calendar days) after the applicable investment date, subject to any waiting periods under applicable securities laws or stock exchange regulations. Such purchases may be made on any securities exchange where our common stock is traded.

The Plan Administrator may commingle any Plan participant’s funds (dividends and optional cash payments) with those of others participating in the Plan and may offset purchase and sale orders for the same investment date. The Plan Administrator will have no responsibility as to the market value of shares acquired for Plan participants’ accounts.

Full and Fractional Shares

Your Plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount you invest (less applicable fees) divided by the applicable purchase price per share. Shares purchased under the Plan will be issued in book-entry form.

Reports to Plan Participants

If you participate in the Plan, you will receive a transaction statement following each optional cash investment or sale or transfer of shares, and will receive a quarterly statement for any quarter in which your Plan account had activity showing all transactions during the quarter (shares purchased or sold, amounts invested, amount of dividends, purchase prices) and the total number of shares in the account. In the future, we may send annual statements rather than quarterly statements. If we decide to change the frequency of the account statement, we will notify you. These statements are your continuing record of the tax cost of your purchases of our common stock under the Plan, and should be retained for income tax purposes until such time as you have disposed of all such shares. You will also receive copies of our annual reports to shareholders and proxy statements.

Investment Summary and Participation and Transaction Fees

Investment Summary
Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00
* Or 10 minimum recurring automatic investments	$25.00
Minimum one-time optional cash purchase	$250.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum monthly investment	$15,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Participation and Transaction Fees
Investment fees
First time purchase (new investors only)	$15.00
Reinvestment of dividends	Company paid
Optional investment by automatic withdrawal	$2.00 per transaction
Optional investment by check	$2.50 per transaction
Dividend reinvestment and optional cash purchase trading commissions (open market only)	$0.05 per share
Sales fees (please see pg. 10 for information regarding new sale options)
Batch Order	$15.00 per transaction
Market Order	$25.00 per transaction
Limit Order per transaction (Day/GTD/GTC)	$30.00 per transaction
Stop Order	$30.00 per transaction
Sale trading commission	$0.12 per share
Direct deposit of sale proceeds	$5.00 per transaction
Other fees
Certificate deposit	Company Paid
Gift or other transfer of shares	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Duplicate statement of account	$15.00 per year

From time to time, we may change the amount of fees charged to Plan participants.

Depositing Shares Into the Plan

You may deposit any of our common stock certificates in your possession and registered in your name with the Plan Administrator. Certificates for common shares so deposited in the Plan will be transferred into the name of the Plan Administrator, as custodian of your shares under the Plan, and credited to your Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan and dividends on all such deposited shares will be reinvested to the extent you elected the dividend reinvestment option.

Depositing your stock certificates in the Plan offers two significant advantages. First, the risk to you associated with loss, theft or destruction of stock certificates is eliminated. If a stock certificate is lost, stolen or destroyed, no transfer or sale of the shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork to you, to us and to our transfer agent. Second, the deposited shares may be sold through the Plan in a convenient and efficient manner.

Withdrawing Shares From Your Plan Account

You may withdraw any number of whole shares from your Plan account at any time by notifying the Plan Administrator to that effect in writing, by telephone or online at www.shareowneronline.com. You may obtain the shares to be withdrawn in book-entry form through the direct registration system maintained by our transfer agent. Any shares remaining in your Plan account will continue to be credited to that account, and dividends paid with respect to such remaining shares will be reinvested in additional shares in accordance with your dividend reinvestment election until your participation in the Plan is terminated.

Pledging Your Plan Account Shares

You may not pledge any shares of our common stock held in your Plan account as collateral for a loan or other obligation. If you wish to pledge common shares held in your Plan account, you must first withdraw from your Plan account the number of shares you wish to pledge.

Selling Your Shares

You can sell your Plan shares at any time by submitting a request to sell either online, by telephone or through the mail (see “— Administration— Contacting the Plan Administrator”). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which our common shares are traded. Depending on the number of our shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the Plan on the trade date. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Please note that the share price may fluctuate between the time your sale request is received and the time the sale is completed on the open market. Requests received by mail will be processed as a Batch Order.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account.

Sales proceeds will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at www.shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

You should be aware that the share price of our common stock may fluctuate between the time your sale request is received by the Plan Administrator and the time sale is completed on the open market. You should evaluate this possibility while deciding whether and when to sell any shares through the Plan because the price risk will be borne solely by you.

Gifts and Other Transfers of Shares

If you wish to transfer ownership of all or part of the shares of our common stock in your Plan account through gift, private sale or otherwise, you may effect a transfer by mailing to the Plan Administrator at the address listed above under the caption “Administration” a Stock Power properly executed by you (and any other persons for whom the Plan account is carried) and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of such shares are subject to the same requirements as the transfer of common stock certificates, including the requirement of a Medallion signature guarantee on the Stock Power. Brokerage firms and banks generally can provide the Medallion signature guarantee. The Plan Administrator will provide the appropriate forms upon request by calling 1-877-778-6786 (1-651-450-4064 outside of the United States) or the forms may be downloaded at www.shareowneronline.com. Any shares so transferred will be withdrawn from your account, and your next account statement will reflect the number of shares withdrawn.

If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

If you wish to transfer shares from your Plan account to the account of an existing Plan participant or to a new Plan account, you should call the Plan Administrator’s toll-free telephone number 1-877-778-6786 (1-651-450-4064 outside of the United States) to request a Stock Power and, for each new account, a Plan prospectus and Account Authorization Form. The Account Authorization Form for any new Plan account should be completed by providing the full registration name, address and social security number of each new Plan participant. Each new Plan participant must sign the Account Authorization Form.

The completed Stock Power indicating the number of shares (full and fractional) which should be transferred to the existing or new Plan participant’s account should be sent to the Plan Administrator, accompanied by a properly completed Account Authorization Form for any transfer to a new Plan participant’s account. You (and any other persons for whom the Plan account is carried) must sign the Stock Power and your signature(s) must be Medallion Guaranteed as discussed above. If your transfer is being made to an existing Plan account, dividends on the shares transferred will be reinvested in accordance with the dividend reinvestment election applicable to the existing account. Dividend reinvestment on shares transferred to a new Plan account will occur in accordance with the election made on the Account Authorization Form.

Termination of Participation

You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination either online, by telephone or through the mail (see “— Administration— Contacting the Plan Administrator”). For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash.

Retain shares – If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry Direct Registration Shares (“DRS”). Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares – If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account

Other Information

Stock Dividends, Stock Splits and Other Corporate Actions. Any stock dividend or shares resulting from stock splits with respect to shares, both full and fractional, credited to your Plan account will be added to your account. If there occurs any other transaction that results in the number of outstanding shares of our common stock being increased or decreased without the receipt of consideration by us, such as a recapitalization, reclassification, reverse stock split or other combination of shares, your Plan account balance will be adjusted to reflect the results of such a transaction.

Voting of Shares. If on the record date for a meeting of shareholders there are shares credited to your Plan account, proxy material will be sent to you for such meeting. All shares credited to your Plan account (including any fractional share) will be voted as you direct at each meeting of shareholders if you return an executed proxy in a timely manner. You may instead vote all of such shares in person at the shareholders’ meeting.

Shareholder Communications. If you participate in the Plan, you will receive all communications sent to all holders of our common stock. If you elect to receive shareholder communications electronically, you may receive these communications by e-mail instead of in paper form.

Multiple Accounts. We reserve the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number. We also may aggregate Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. If we exercise our right to aggregate investments and the resulting investment in the Plan would exceed $15,000 per month, the amount in excess of $15,000 will be returned without interest as promptly as reasonably practicable.

Interpretation of the Plan. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations. Any such determination by us will be conclusive and binding on Plan participants.

Change of Plan Administrator. We reserve the right to appoint another institution to serve as Plan Administrator in place of the current Plan Administrator. All Plan participants will receive notice of any such change.

Plan Change or Termination. At our direction, the Plan Administrator may terminate your participation in the Plan if you do not own at least one full share in your name or held through the Plan. We also reserve the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent we deem it advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. If your participation in the Plan is terminated, you will receive a direct registration statement for all full Plan shares and a check in the amount of the market value of any fractional Plan share. We also reserve the right to suspend, modify or terminate the Plan at any time. You will receive notice of any suspension, material modification or termination of the Plan. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Limitation of Liability and Responsibilities of the Plan Administrator and Xcel Energy. Neither Xcel Energy nor the Plan Administrator or its independent agent will be liable for any act done in good faith or required by applicable law or for any good faith omission to act. This includes any claim of liability (i) arising out of the failure to terminate your account upon your death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold under the Plan, (iii) relating to any fluctuation in the value of the shares acquired for Plan participants, or (iv) your failure to receive communications regarding the Plan if you have failed to update your address or e-mail address on file with the Plan Administrator.

Neither Xcel Energy nor the Plan Administrator, which is acting solely as our agent in connection with the Plan, will have any duties or responsibilities in connection with the Plan other than those expressly set forth in the Plan or as imposed by applicable laws, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Shares of our common stock acquired under the Plan are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Wells Fargo Bank, N.A., and are subject to investment risks, including possible loss of principal amount invested. Wells Fargo Bank, N.A. and Xcel Energy Inc. provide no advice and make no recommendations with respect to purchasing or selling shares of Xcel Energy Inc. Any decision to purchase or sell must be made by each individual Plan Participant based on his or her own research and judgment.

The Plan and its operation are governed by and shall be construed in accordance with the laws of the state of Minnesota.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

You should recognize that neither we nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain U.S. federal income tax consequences of participation in the Plan to U.S. Holders (as defined below). It is based on the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary assumes you held stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment) and it does not purport to address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Plan participants that are subject to special rules. For example, this summary does not address:

•	tax consequences to U.S. Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax consequences to persons who are investors in a pass-through entity, such as a partnership, that holds shares of our stock;

•	tax consequences to persons holding our stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders of our stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to U.S. Holders who hold our stock as part of a retirement plan which is generally subject to special income tax deferral or exemption rules;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding stock, you should consult your own tax advisors.

You are urged to consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (a) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Reinvested Cash Dividends

In general, even though you do not actually receive dividends that are reinvested under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution. The amount of such distribution, in the case of reinvested dividends used to purchase shares of common stock (including fractional shares) on the open market, will be equal to the cash dividend used to purchase those shares, plus the amount of your allocable portion of any brokerage fees paid by us in connection with those open-market purchases. The amount of such distribution, in the case of reinvested dividends used to purchase shares directly from us, will be equal to the fair market value of the purchased shares (including fractional shares) on the dividend payment date. These distributions will be treated as dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our stock, but not below zero, and then will be treated as gain from the sale of such stock. Certain Plan participants may be eligible to be taxed at reduced rates of tax with respect to distributions treated as qualified dividend income if certain holding period and other requirements are satisfied. You are urged to consult your own tax advisors regarding the treatment of distributions as qualified dividend income in light of your particular circumstances.

Optional Cash Investments

In general, you will not realize income, gain or loss for U.S. federal income tax purposes as a result of the purchase of shares of common stock pursuant to the Plan’s optional cash investment feature. However, if you participate in the Plan’s automatic dividend reinvestment feature and you make optional cash investments in our common stock under the Plan, you may be treated for U.S. federal income tax purposes as having received a taxable distribution in an amount equal to the excess, if any, of the fair market value of the common stock purchased over the amount of your optional cash investment.

Tax Basis of Shares

For U.S. federal income tax purposes, the tax basis of shares of our common stock purchased is generally the purchase price of the shares plus any brokerage commissions paid in connection with the purchase. The tax basis of shares of our common stock purchased with reinvested dividends generally will equal the total amount of distributions you are treated as having received, as described above (which will include your allocable portion of any brokerage fees paid by us in connection with open-market purchases). The tax basis of shares of our common stock acquired with optional cash investments generally will equal the amount of the voluntary cash payment. The tax basis of shares of our common stock acquired will be reported in accordance with applicable Treasury regulations.

Deposit, Withdrawal or Sale of Shares

You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when you deposit shares into your Plan account or when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, upon termination of your participation in the Plan or upon termination of the Plan by us. You will, however, generally recognize capital gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan, upon termination of your participation in the Plan or upon the Plan’s termination. You will also generally recognize capital gain or loss when shares of common stock acquired under the Plan (including fractions of a share) are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be equal to the difference between the amount you receive for the shares (or fractional shares), reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and your tax basis in the shares. Whether the capital gain is long-term or short-term will depend on your holding period of the shares (or fractional shares). In general, any capital gain or loss will be a long-term if your holding period for the shares (or fractional shares) is more than one year and will be short-term if your holding period is one year or less. Your holding period for shares of common stock acquired pursuant to the Plan generally begins on the day following the date the shares are credited to your account. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of our shares in view of your particular circumstances.

Medicare Tax

For taxable years beginning after December 31, 2012, certain participants that are individuals, estates or trusts will be subject to an additional 3.8% Medicare tax on, among other things, certain dividends on, and capital gains from the sale or other disposition of, stock. If you are a participant that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares acquired under the Plan.

IRS Reports

The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B.

Backup Withholding

Under some circumstances, U.S. Holders may be subject to backup withholding (currently at a rate of 28%) on dividend payments made with respect to, or cash proceeds of a sale or exchange of, shares. Backup withholding will generally apply only if you fail to provide a correct taxpayer identification number (which, for an individual, would be his or her social security number) to the Plan Administrator. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS. In any case in which backup withholding applies to dividends that are reinvested under the Plan, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Statements

Each statement of account will show the amount of dividends paid and reinvested, shares purchased, as well as the price per share to be used in determining the cost basis of the common stock purchased with reinvested dividends and/or cash payments pursuant to the stock purchase provision of the Plan.

USE OF PROCEEDS

We have no basis for estimating the number of shares of our common stock that ultimately will be purchased from us pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of any shares of authorized and unissued stock sold pursuant to the Plan will be added to our general funds and used for general corporate purposes. We will receive no proceeds from shares purchased on the open market pursuant to the Plan.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in the open market, we will sell directly to you, through the Plan Administrator, the shares of common stock acquired under the Plan. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three month period.

Shares of common stock acquired under the Plan may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the New York Stock Exchange under the trading symbol “XEL.”

In connection with any optional cash investment, you will pay a transaction fee (which is somewhat lower for automatic monthly investments) regardless of whether the shares are acquired in the open market or directly from us. In connection with an optional cash investment in which the Plan Administrator purchases shares of common stock in the open market, you will also pay a per share trading fee (which includes applicable brokerage fees and commissions). You also will have to pay a transaction fee and a per share trading fee (which includes applicable brokerage fees and commissions) in connection with any voluntary sale of shares from your Plan account. For additional information, see “Description of the Plan—Participation and Transaction Fees.” There are no transaction or trading fees associated with the acquisition of shares through the reinvestment of dividends.

We reserve the right to deny, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Our common stock may not be available under the Plan in all states or other jurisdictions. We are not making an offer to sell our common stock in any state or other jurisdiction where the offer or sale is not permitted.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our Restated Articles of Incorporation and Bylaws.

General

Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 497,625,709 shares were outstanding as of September 30, 2013); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which no shares were outstanding as of September 30, 2013).

Dividend Rights

Before we can pay any dividends on our common stock, the holders of our preferred stock, if any, are entitled to receive dividends at the respective rates provided for in the terms of the shares of any outstanding series.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends is dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators and by statute. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Common Stock Dividends” in our most recent Annual Report on Form 10-K for a discussion of factors affecting our payment of dividends including limitations imposed by statute.

Voting Rights

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

Preferred Stock

Our board of directors is authorized, to the fullest extent permitted by law, to establish out of our authorized capital stock up to 7,000,000 shares of preferred stock, which may be issued in one or more classes or series, having such dividend rights and times of payment, redemption prices, liquidation prices or preferences as to assets in voluntary liquidation, and other relative rights and preferences as our board of directors shall determine. As of September 30, 2013, no shares of preferred stock were outstanding. The terms of any preferred stock issued by the Company could have the effect of delaying or preventing a change in control without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Change of Control

Our Bylaws and the Minnesota Business Corporation Act, as amended (the “Minnesota BCA”), contain provisions that could discourage or make more difficult a change of control of our company.

Bylaw Provisions. Under our Bylaws, our shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must comply with the shareholder proposal requirements under the federal proxy rules or deliver a written notice to our Corporate Secretary not less than ninety days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders will not commence a new time period for the giving of a shareholder’s notice as required above. The required notice from a shareholder must contain a description of the business being introduced, the reasons for introducing such business, the name and address of each shareholder supporting the introduction and such other information as required under our Bylaws and federal proxy rules.

Minnesota BCA. Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless the voting rights are either:

•	approved by (i) a majority of the voting power of all of our shares entitled to vote including all shares held by the acquirer and (ii) a majority of the voting power of all of our shares entitled to vote excluding all interested shares; or

•	acquired in a transaction that (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning, directly or indirectly, 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.

Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an “offeror”) for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro rata our assets legally available for distribution to stockholders.

Preemptive and Subscription Rights

No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

Our common stock is listed on the New York Stock Exchange. Wells Fargo Bank, N.A. is the Transfer Agent and Registrar for the common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) from the date of this prospectus until we sell all of the securities:

•	Our annual report on Form 10-K for the year ended December 31, 2012;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on March 1, 2013, March 5, 2013, March 19, 2013, March 25, 2013, April 8, 2013, April 15, 2013, May 9, 2013, May 24, 2013, May 31, 2013, July 8, 2013, July 19, 2013, August 9, 2013, August 19, 2013, August 29, 2013 and October 7, 2013; and

•	The description of our common stock contained in our Form 8-K filed with the SEC on March 13, 2002, our Form 8-K filed with the SEC on August 14, 2008, which describes certain amendments to our Restated Bylaws (“Bylaws”), our Form 8-K filed with the SEC on December 12, 2008 describing the termination of the Stockholder Protection Rights Agreement dated as of December 13, 2000, between us and The Bank of New York Mellon, as successor rights agent, and our Form 8-K filed with the SEC on May 18, 2012, which described amendments to the voting rights of our common stock holders to eliminate cumulative voting.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Corporate Secretary
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, MN 55401
(612) 330-5500

LEGAL MATTERS

A legal opinion regarding the validity of the common stock to be issued pursuant to the Plan will be rendered by our counsel, Scott M. Wilensky, 414 Nicollet Mall, Minneapolis, Minnesota. Mr. Wilensky is our Senior Vice President and General Counsel and is the beneficial owner of less than 1% of our common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

18,268,558 Shares of Common Stock
__________________

Prospectus Dated October 10, 2013

CUSIP 98389B 10 0

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth below. All amounts other than the SEC filing fee are estimated:

SEC filing fee for registration statement	$0
Legal fees	5,000
Accounting fees	15,000
Printing and mailing fees (estimated for one year)	35,000
Fees of plan administrator (estimated for one year)	200,000
Miscellaneous	10,000
Total	$265,000

Item 15.	Indemnification of Officers and Directors.

Section 302A.521 of the Minnesota BCA requires indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in our Articles, our Bylaws contain provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota BCA.

We have obtained insurance policies indemnifying us and our directors and officers against certain civil liabilities and related expenses.

Item 16.	Exhibits.

Exhibit Number	Description of Document

3.01	Amended and Restated Articles of Incorporation of Xcel Energy as amended and restated on May 16, 2012. (Exhibit 3.01 to Xcel Energy’s Form 8-K dated May 16, 2012 (File No. 001-03034)).
3.02	Restated By-Laws of Xcel Energy Inc. (Exhibit 3.01 to Form 8-K dated Aug. 12, 2008 (file no. 001-03034)).
5.01	Opinion of Scott M. Wilensky, Senior Vice President and General Counsel of Xcel Energy Inc., as to the legality of the securities.
23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.02	Consent of Scott M. Wilensky (included in Exhibit 5.01).
24.01	Powers of attorney of directors and officers of Xcel Energy Inc.

Item 17.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered and sold to such purchaser by means of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i)              Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on October 10, 2013.

XCEL ENERGY INC.
By:	/s/ Teresa S. Madden
Teresa S. Madden
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, President,	October 10, 2013
Benjamin G. S. Fowke III	Chief Executive Officer and Director

/s/ Teresa S. Madden	Senior Vice President and	October 10, 2013
Teresa S. Madden	Chief Financial Officer

/s/ Jeffery S. Savage	Vice President and Controller	October 10, 2013
Jeffery S. Savage

*	Director	October 10, 2013
Gail Koziara Boudreaux

*	Director	October 10, 2013
Fredric W. Corrigan

*	Director	October 10, 2013
Richard K. Davis

*	Director	October 10, 2013
Albert F. Moreno

*	Director	October 10, 2013
Richard T. O’Brien

*	Director	October 10, 2013
Christopher J. Policinski

*	Director	October 10, 2013
A. Patricia Sampson

*	Director	October 10, 2013
James J. Sheppard

*	Director	October 10, 2013
David A. Westerlund

*	Director	October 10, 2013
Kim Williams

*	Director	October 10, 2013
Timothy V. Wolf

*By:	/s/ Teresa S. Madden
(Attorney-in-Fact)
October 10, 2013

EXHIBIT INDEX

Exhibit Number	Description of Document

3.01	Amended and Restated Articles of Incorporation of Xcel Energy as amended and restated on May 16, 2012. (Exhibit 3.01 to Xcel Energy’s Form 8-K dated May 16, 2012 (File No. 001-03034)).
3.02	Restated By-Laws of Xcel Energy Inc. (Exhibit 3.01 to Form 8-K dated Aug. 12, 2008 (file no. 001-03034)).
5.01	Opinion of Scott M. Wilensky, Senior Vice President and General Counsel of Xcel Energy Inc., as to the legality of the securities.
23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.02	Consent of Scott M. Wilensky (included in Exhibit 5.01).
24.01	Powers of attorney of directors and officers of Xcel Energy Inc.